UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 9, 2015

Brista Corp.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

333-191721	99-0384160
(Commission File Number)	(IRS Employer Identification No.)

302 San Anselmo Avenue, Suite 220
San Anselmo, CA 94960
(Address of principal executive offices and zip code)

(Registrant’s telephone number including area code)

Stigu iela, 26 dz. 2

Mezares, Babites pagasts, Latvia LV- 2101

Tel. 37127196113

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01 Entry into a Material Definitive Agreement

On April 9, 2015, Brista Corp, a Nevada corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CDX, Inc., a Delaware corporation (“CDX”), and CDX Merge, Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”).  Pursuant to the Merger Agreement, following the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, CDX and Merger Sub will merge (the “Merger”), whereupon Merger Sub’s separate corporate existence will cease and CDX will continue as the surviving corporation of the Merger.

As a result of the Merger, each outstanding share of CDX common stock (other than shares owned by any stockholder of the Company who is entitled to and properly exercises dissenters’ rights under Delaware law) will be converted into the right to receive one share of the Company’s common stock as set forth in the Merger Agreement. Under the terms of the Merger Agreement at closing, the Company will issue, and CDX stockholders will receive in a tax-free exchange, shares of the Company common stock such that CDX stockholders will own approximately ninety four percent (94%) of the Company and the Company stockholders will own approximately six percent (6%) of the Company. At the effective time of the Merger, each outstanding option of CDX will be assumed by the Company and converted into an option to acquire a number of shares of Company common stock equal to the number of shares of common stock of CDX subject to the option immediately before the effective time of the Merger.  At the effective time of the Merger, each outstanding warrant of CDX will be assumed by the Company and converted into a warrant to acquire a number of shares of Company common stock equal to the number of shares of common stock of CDX subject to the warrant immediately before the effective time of the Merger.

The consummation of the Merger is subject to various customary closing conditions, including, but not limited to, approval of the Merger by CDX’s stockholders.

The Merger Agreement includes customary representations, warranties and covenants of the Company and CDX made solely for the benefit of the parties to the Merger Agreement. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company and CDX and are subject to important qualifications and limitations agreed to by the Company and CDX in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among the Company and CDX rather than establishing matters as facts. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants in the Merger Agreement or any description thereof as characterizations of the actual state of facts of the Company, CDX or any of their respective subsidiaries or affiliates.

The Company has also agreed to customary covenants governing the conduct of its business, including an obligation to conduct its business in the ordinary and usual course consistent with past practice through the effective time of the Merger or the earlier termination of the Merger Agreement.

The Merger Agreement may be terminated under certain customary circumstances by: (i) mutual consent of the Company and CDX; (ii) by CDX or the Company: (a) if the Merger is not consummated within two (2) months following the date of the Merger Agreement for any reason; provided, however, that the right to terminate the Merger Agreement pursuant to this provision is not available to a party that is then in breach of any representations, warranty, covenant, agreement or obligation contained in the Merger Agreement, or (b) if there is a restraining order, injunction or other federal or state legal requirement prohibiting the consummation of the Merger; provided that the party seeking to terminate the Merger Agreement used its reasonable best efforts to remove any such restraint; (iii) by CDX, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach would give rise to a failure and is incapable of being cured by the Company or is not cured by the Company within sixty (60) days following receipt of written notice from CDX of such breach or failure to perform; or (iv) by the Company, if CDX shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach would give rise to a failure and is incapable of being cured by CDX or is not cured by DCX within sixty (60) days following receipt of written notice from the Company of such breach or failure to perform.

2

Neither party is obligated to pay or reimburse the other party for any of their costs or expenses upon termination of the Merger Agreement.

The board of directors of the Company has unanimously approved the Merger and the Merger Agreement.

This summary of the principal terms of the Merger Agreement and the copy of the Merger Agreement filed as an exhibit to this Form 8-K are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the Securities and Exchange Commission. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company. The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Form 8-K and is incorporated into this report by reference.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are furnished as part of this Current Report on Form 8-K:

(d)  Exhibits.

2.1	Agreement and Plan of Merger, dated as of April 9, 2015, by and among Brista Corp, CDX, Inc. and CDX Merge, Inc

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTA CORP

Date: April 14, 2015	By:	/s/ Joseph Abrams
Name: Joseph Abrams
Title: Chief Executive Officer

4